UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2011

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California	92807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Commencing on December 12, 2011, Questcor Pharmaceuticals, Inc. (the “Company”) will utilize an updated presentation for investor relations purposes. The presentation includes the following update regarding prescription information for the Company’s primary product, H.P. Acthar Gel (repository corticotropin injection) (“Acthar”) for the first two months of the quarter ending December 31, 2011, based on the most recent data available to the Company at the time of this filing:

•	For acute exacerbations of multiple sclerosis (“MS”), the number of new, paid prescriptions was between 615 and 625 for the time period between October 1, 2011 through November 30, 2011.

•	For nephrotic syndrome (“NS”), the number of new, paid prescriptions was between 83 and 87 for the time period between October 1, 2011 through November 30, 2011.

•

For infantile spasms (“IS”), the number of new, paid prescriptions was between 88 and 92 for the time period between October 1, 2011 through November 30, 2011, which is above the Company’s normal historic range for a two month period.

The Company is also disclosing the following unaudited balance sheet information as of December 7, 2011:

•	Cash, cash equivalents and short-term investments: $209 million.

•	Accounts receivable: $27 million

Risk Factor Regarding Volatility of Prescription Levels

The number of new, paid prescriptions for Acthar in each therapeutic area is volatile and the Company cautions investors to not view data for a single month or a single quarter as representative of a trend or otherwise being predictive of future results. For example, the month of September 2011 experienced high levels of prescriptions for MS and NS and, as such, it is unclear how the number of new, paid prescriptions in MS and NS for the full fourth quarter ending December 31, 2011 will compare to the full third quarter ended September 30, 2011. The Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance. In addition, December has a significant number of holidays which may cause disruption in our selling effort and impact sales.

Important, Previously Disclosed Information Regarding Prescriptions and Net Sales

Net sales of Acthar are derived from the Company’s sales of vials to CuraScript Specialty Distributor (“CuraScript SD”), which in turn sells Acthar primarily to specialty pharmacies. These specialty pharmacies place orders to CuraScript SD based on their respective levels of sales and inventory practices. End-user demand for Acthar results from physicians writing prescriptions to patients for the treatment of MS exacerbations, NS, IS and various other conditions. Recommended treatment regimens among physicians prescribing Acthar vary within each therapeutic area. Due to various factors, including inventory levels at both the specialty pharmacies and at CuraScript SD, the duration of treatment regimens and the timing of the placement of refill prescription orders, there is typically a delay between changes in prescription levels and changes in the levels of orders the Company receives from CuraScript SD. Additionally, treatment regimens, and patient compliance with physician-recommended treatment regimens, may vary over time.

The Company’s ability to accurately determine the number of prescriptions is subject to the following important notes:

(1) Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, the Company is able to monitor trends in payer mix and areas of therapeutic use for new (non-refill) Acthar prescriptions based on data the Company receives from its reimbursement support center. The Company estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

(2) Prescription figures include related conditions for each therapeutic area. Related conditions are diagnoses that are either alternative descriptions of the medical condition or are closely related to the medical condition referenced above. For example, a prescription for “Demyelinating disease of the central nervous system” would be included as an MS-related condition for purpose of the updated prescription information provided above. About 5% of the prescriptions referenced for a specific indication are for related conditions.

(3) A new prescription may or may not represent a new patient or a new therapy for the patient receiving the prescription. The Company uses business rules to determine whether a prescription should be classified as new for counting purposes. From time to time, the Company may modify these rules.

Note Regarding Future Release of Information

The Company currently intends to release additional information regarding key performance metrics for the fourth quarter ending December 31, 2011 on or about January 9, 2012, before the J. P. Morgan Healthcare Conference. It is the Company’s current intent to continue the practice of releasing key performance metrics between regular quarterly earnings releases in conjunction with presentations that the Company makes at investor conferences that feature webcasts.

The presentation is furnished under this Item 7.01 pursuant to Regulation FD and is included as Exhibit 99.1 to this Current Report on Form 8-K. The presentation will also be made available on the Company’s website at www.questcor.com. In accordance with General Instruction B.2. of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Presentation made by Questcor Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2011

QUESTCOR PHARMACEUTICALS, INC.

By:	/s/ MICHAEL MULROY
Michael Mulroy, Chief Financial Officer & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Presentation made by Questcor Pharmaceuticals, Inc.